EXECUTION VERSION

Exhibit 10.35

ADURO BIOTECH, INC.

SERIES E PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES E PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of March 12, 2015 (the “Execution Date”) by and between Aduro Biotech, Inc., a Delaware corporation (the “Company”), and Novartis Institutes for BioMedical Research, Inc., a Delaware corporation (the “Investor”).

RECITALS

WHEREAS, pursuant to terms set forth in this Agreement the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, shares of the Company’s Series E Preferred Stock, par value $0.0001 per share (the “Series E Preferred”);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

Purchase and Sale of Shares

1.1 Authorization. The Company has, or before Closing (as defined in Section 1.3) will have, duly authorized the sale and issuance, pursuant to the terms of this Agreement, of 2,361,029 shares of Series E Preferred, having the rights, privileges, preferences and restrictions set forth in the Company’s Amended and Restated Certificate of Incorporation in substantially the form attached as Exhibit A hereto, adopted and filed with the Secretary of State of Delaware on or before the Closing (the “Restated Certificate”).

1.2 Sale of Shares. Subject to the terms and conditions of this Agreement, the Company will sell and issue to the Investor, and the Investor will purchase, an aggregate of 2,361,029 shares of Series E Preferred for the cash purchase price of $10.5886 per share (the “Purchase Price”). The shares of Series E Preferred sold under this Agreement are collectively referred to as the “Shares.”

1.3 Closing. The purchase and sale of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California 94304-1130, on the second business day (the “Closing Date”) following the satisfaction or waiver of each of the conditions set forth in Sections 4 and 5 hereof (other than those conditions that are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions). At the Closing, the Company will deliver or cause to be delivered to the Investor a certificate or certificates representing the Shares that the Investor is purchasing and, concurrently, the Investor shall purchase the Shares at a price per share equal to the Purchase Price by wire transfer in accordance with the Company’s instructions, which shall be provided in writing no later than two business days prior to the Closing Date.

SECTION 2

Representations and Warranties of the Company

Except as set forth on the Schedule of Exceptions delivered by the Company to the Investor on the date hereof, the Company hereby represents and warrants the following as of the date hereof and as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date). For purposes of these representations and warranties (other than those set forth in Sections 2.2, 2.4 and 2.6) the term “Company” includes any subsidiaries of the Company.

2.1 Organization and Good Standing and Qualifications. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it. The Company is duly qualified to do business as a foreign corporation in California and is in good standing under the laws of such State. The Company is not required to be qualified to do business as a foreign corporation in any other jurisdiction in which the failure so to qualify would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Company (a “Company Material Adverse Effect”). The Company has furnished to the Investor complete and accurate copies of its Certificate of Incorporation and By-laws, each as amended to date and presently in effect. The Company has at all times complied with all provisions of its Certificate of Incorporation and By-laws and is not in default under, or in violation of, any such provision. The Company is not, and has never been, a “shell company,” as described in paragraphs (i)(1)(i) and (ii) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

2.2 Subsidiaries, Etc. Except as set forth in Section 2.2 of the Schedule of Exceptions, the Company has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.

2.3 Authorization. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions of this Agreement by the Company will not (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which the Company is bound or to which its assets are subject, (c) result in the imposition of any Security Interest upon any assets of the Company or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

2.4 Valid Issuance of Shares. The issuance, sale and delivery of the Shares in accordance with this Agreement, and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares, have been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of the Company, and all such shares have been duly reserved for issuance. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the shares of Common Stock issuable upon conversion of the Shares, when issued upon such conversion, will be duly and validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions imposed or created under this Agreement, by applicable law, or by the Investor.

2.5 [Intentionally omitted.]

2.6 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of (i) 85,000,000 shares of Common Stock, $0.0001 par value per share, of which 589,214 shares are issued and outstanding and none are held in the treasury of the Company, and (ii) 69,716,345 shares of Preferred Stock, $0.0001 par value per share, of which (A) 161,843 shares have been designated as Series A Preferred, all of which are issued and outstanding, (B) 3,393,666 shares have been designated as Series A-1 Preferred, 3,369,431 of which are issued and outstanding, (C) 21,525,480 shares have been designated as Series B Preferred, 21,441,709 of which are issued and outstanding, (D) 25,623,183 shares have been designated as Series C Preferred, all of which are issued and outstanding and (E) 19,012,173 shares have been designated as Series D Preferred, all of which are issued and outstanding. Since the Execution Date, the Company has not issued any Additional Shares of Common Stock without consideration or for a consideration per share less than the Series E Conversion Price (each as defined in the Restated Charter), or issued any shares of Series E Preferred.

(b) Section 2.6(b) of the Schedule of Exceptions includes a complete and accurate list, as of the date of this Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Stock) the number of shares of Common Stock (if any) into which such shares are convertible, immediately prior to the Closing. Section 2.6(b) of the Schedule of Exceptions also indicates all outstanding shares of Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c) Section 2.6(c) of the Schedule of Exceptions includes a complete and accurate list, as of the date of this Agreement of: (i) all stock option plans and other stock or equity-related plans of the Company (the “Company Stock Plans”), indicating for each Company Stock Plan the number of shares of Common Stock issued to date under such Plan, the number of shares subject to outstanding options under such Plan and the number of shares reserved for future issuance under such Plan; (ii) all holders of outstanding options to purchase shares of Common Stock (“Company Stock Options”), indicating with respect to each Company Stock Option the Company Stock Plan under which it was granted, the number of shares of Common Stock subject to such Company Stock Option, the exercise price, the date of grant and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of warrants or other rights (other than Company Stock Options and convertible preferred stock) to purchase or acquire shares of capital stock of the Company (collectively, the “Company Warrants”), indicating with respect to each Company Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Company Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has furnished to the Investor complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Company Stock Options and all Company Warrants. All of the shares of capital stock of the Company subject to Company Stock Options and Company Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

(d) Except as set forth in Section 2.6(c) and Section 2.6(d) of the Schedule of Exceptions, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e) Except as set forth in Section 2.6(e) of the Schedule of Exceptions, there is no agreement, written or oral, between the Company and any holders of its securities, or, to the best of the Company’s knowledge, among any holder of its securities, relating to the sale or transfer (including without limitation agreements relating to rights of first refusal, co sale rights or “drag along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

2.7 Financial Statements. The Company has furnished to the Investor a complete and accurate copy of (a) the audited balance sheet of the Company at December 31, 2014 (the “Balance Sheet Date”) and the related audited statement of operations for the fiscal year then ended (collectively, the “Financial Statements”). The Financial Statements are in accordance with the books and records of the Company and present fairly the financial condition and results of operations of the Company, at the dates and for the periods indicated.

2.8 Material Adverse Change. Except as set forth in Section 2.8 of the Schedule of Exceptions, since the Balance Sheet Date, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer or Key Employee of the Company;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Company Material Adverse Effect;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Company Material Adverse Effect; or

(n) any arrangement or commitment by the Company to do any of the things described in this Section 2.8.

2.9 No Undisclosed Liabilities. Except as set forth in Section 2.9 of the Schedule of Exceptions, the Company does not have any liability (whether known or unknown and whether absolute or contingent), except for (a) liabilities shown expressly, or included in amounts shown, on the Balance Sheet, (b) liabilities less than $250,000 on an individual basis, which have arisen since the Balance Sheet Date in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet and which would not, either individually or in the aggregate, have or result in a Company Material Adverse Effect.

2.10 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a “Governmental Entity”) is required on the part of the Company in connection with the offer, issuance, sale and delivery of the Shares, or the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares, as contemplated by this Agreement, except such filings as shall have been made prior to and shall be effective on and as of the Closing and such filings required to be made after the Closing under applicable federal and state securities laws, all of which filings are specified in the Schedule of Exceptions. Based on the representations made by the Investor in Section 3 of this Agreement, the offer and sale of the Shares to the Investor will be in compliance with applicable federal and state securities laws.

2.11 Actions Pending. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of the Company’s knowledge, any basis therefor or threat thereof, against the Company or any officer, director or Key Employee of the Company, which questions the validity of this Agreement or the right of the Company to enter into such agreement or to consummate the transactions contemplated hereby. There is no litigation pending, or, to the best of the Company’s knowledge, any basis therefor or threat thereof, against the Company or any of its employees by reason of the past employment relationships of any of the employees, the proposed activities of the Company, or negotiations by the Company with possible investors in the Company. The Company is not subject to any outstanding judgment, order or decree.

2.12 Foreign Corrupt Practices Act, OFAC and Anti-Money Laundering.

(a) None of the Company, its subsidiaries or, to the knowledge of the Company, any of the Company’s directors, officers, employees or agents has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and its subsidiary have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(b) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, or person acting on behalf of the Company or any subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Company will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(c) The operation of each of the Company and its subsidiaries are and have been conducted at all times in compliance with the money laundering statues of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”), and no action suit or proceeding by or before any court of governmental agency, authority or body or any arbitrator involving the Company and/or any subsidiary with respect to the Money Laundering Laws is pending, or to the Company’s knowledge, threatened.

2.13 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations

2.14 Compliance with Law. The Company has, in all material respects, complied with all laws, regulations and orders applicable to its present and proposed business and has all material permits and licenses required thereby. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound, or, to the best of the Company’s knowledge, of any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company, which materially adversely affects or, so far as the Company may now foresee, in the future is reasonably likely to materially adversely affect the Company. To the best of the Company’s knowledge, no employee of the Company is in violation of any term of any contract or covenant (either with the Company or with another entity) relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation.

2.15 Exemption from Registration, Valid Issuance. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the issuance and sale of the Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may and shall be properly issued pursuant to Section 4(a)(2) of the Securities Act, Regulation D promulgated pursuant to the Act (“Regulation D”) and/or any other applicable federal and state securities laws. The sale and issuance of the Shares pursuant to, and the Company’s performance of its obligations under, this Agreement will not (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Shares or any of the assets of the Company, or (ii) except as set forth in Section 2.15 of the Schedule of Exceptions, entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire the Shares or other securities of the Company.

2.16 Taxes.

(a) For purposes of this Agreement: (i) “Tax” or “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any other Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and any liability for the payment of the foregoing as a result of being a member of an affiliated, combined, consolidated or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contractual obligation or otherwise; and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information, including any schedule or attachment thereto, required to be supplied to a taxing authority in connection with Taxes and any amendment thereof.

(b) The amount shown on the Balance Sheet as provision for Taxes is sufficient in all material respects for the payment of all unpaid Taxes, whether or not disputed, for all periods ending on or before the date thereof. The Company has timely filed or obtained presently effective extensions with respect to all Tax Returns that are or were required to be filed by it, and such Tax Returns are complete and accurate in all material respects. All Taxes have been timely paid, whether or not shown on such Tax Returns. All Taxes that the Company is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity, and the Company has complied with all related recordkeeping requirements. The Tax Returns of the Company have not been audited by any Governmental Entity, the Company has not agreed to any waivers of statutes of limitations with respect to Taxes, and no controversy with respect to Taxes is pending or, to the best of the Company’s knowledge, threatened. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and, to the Company’s knowledge, there is no basis for any such claim to be made. Neither the Company nor any of its stockholders has ever filed an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the “Code”), that the Company be taxed as an S corporation. The Company’s net operating losses, as set forth in the Financial Statements, are not subject to any limitations imposed by Section 382 of the Code or comparable provisions of state, local, or foreign law, and consummation of the transactions contemplated by this Agreement or by any other agreement, understanding or commitment, contingent or otherwise, to which the Company is a party or by which it is otherwise bound will not have the effect of limiting the Company’s ability to use such net operating losses in full to offset taxable income. The Company does not have any liabilities for Taxes of any other person or entity by contract, as a transferee or successor, under U.S. Treasury Regulation section 1.1502-6 or analogous state, county, local or foreign provision or otherwise.

(c) The Company is not now and has never been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the Treasury Regulations thereunder.

2.17 Investment Company. The Company is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

2.18 Shell Company. The Company is not, and has never been, an issuer identified in Rule 144(i)(1) promulgated under the Securities Act

2.19 Brokers. Except as set forth in Section 2.19 of the Schedule of Exceptions, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any of its subsidiaries in respect of the transactions contemplated by this Agreement.

2.20 Property and Assets. The Company has good title to, or a valid leasehold interest in, all of its material properties and assets, including all properties and assets reflected in the Balance Sheet, except those disposed of since the date thereof in the ordinary course of business, and none of such properties or assets is subject to any Security Interest other than those the material terms of which are described in the Balance Sheet or in the Schedule of Exceptions.

2.21 Intellectual Property.

(a) The Schedule of Exceptions includes a complete and accurate list of (i) each patent, patent application, copyright registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company and (ii) each Product Candidate (as defined below) owned or in-licensed by the Company.

(b) To the best of the Company’s Knowledge, the Company is the owner, licensee or has the right to use all Company Intellectual Property (as defined below) necessary (i) to research, develop, use, manufacture, market and sell the Product Candidates and (ii) to operate the Internal Systems (as defined below). The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property (as defined below), and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the best of the Company’s Knowledge, (i) the patents and patent applications that constitute Company Intellectual Property have been prepared, filed and prosecuted in accordance with all applicable laws and regulations and (ii) any issued patents that constitute Company Intellectual Property are valid or enforceable. To the best of the Company’s Knowledge, no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in the Schedule of Exceptions), and no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. To the best of the Company’s Knowledge, there are no pending or threatened legal or governmental proceedings relating to any Company Intellectual Property, other than ex parte examination proceedings before the US Patent and Trademark Office or ex parte examination proceedings or oppositions before corresponding foreign patent offices.

(c) To the best of the Company’s Knowledge, as of the date of this Agreement, none of the Product Candidates, or the research, development, manufacture, marketing, sale, offer to sell, importation, provision or use thereof, infringes or would infringe, or violates or would violate, or constitutes or would constitute a misappropriation of, any Intellectual Property rights of any person or entity. To the best of the Company’s Knowledge, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. The Schedule of Exceptions lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Investor complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has furnished to the Investor complete and accurate copies of all written documentation in the Company’s possession relating to claims or disputes (including without limitation as to validity, inventorship, ownership or enforceability) known to the Company concerning any Company Intellectual Property.

(d) The Schedule of Exceptions identifies each license or other agreement, including material transfer agreements, pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party or which the licensor or inventor has granted any rights with respect to, any Company Intellectual Property. Except as described in the Schedule of Exceptions, the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Company Intellectual Property.

(e) The Schedule of Exceptions identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” or “click through” licenses).

(f) All of the copyrightable materials incorporated in, underlying or used with the Company Intellectual Property have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

(g) For purposes of this Agreement (except for the knowledge definition below, which shall be applicable solely to this Section 2.21), the following terms shall have the following meanings:

(i) “Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company and incorporated in, underlying or used in connection with the Product Candidates or the Internal Systems, including, without limitation, the patent and trademark rights identified in the Schedule of Exceptions.

(ii) “Intellectual Property” shall mean all: (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (B) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (C) copyrights and registrations and applications for registration thereof; (D) computer software, data and documentation; (E) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, formulae, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (F) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (G) copies and tangible embodiments thereof.

(iii) “Internal Systems” shall mean the internal systems of the Company that are used in its business or operations, including, computer hardware systems, software applications and embedded systems.

(iv) “Key Employees” shall mean the following officers: Dirk G. Brockstedt, Thomas Dubensky, Jr., Stephen T. Isaacs, Jennifer Lew and Gregory Schafer.

(v) “Knowledge,” including the phrase “to the Company’s Knowledge,” shall mean the actual knowledge after reasonable investigation of the Key Employees.

(vi) “Product Candidates” shall mean (A) the therapeutic vaccines and other products that the Company (1) currently develops, manufactures, markets, sells or licenses or (2) currently plans to develop, manufacture, market, sell or license in the future and (B) the services that the Company (1) currently provides or (2) currently plans to provide in the future.

2.22 Insurance. The Company maintains valid policies of workers’ compensation insurance and of insurance with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.

2.23 Material Contracts and Obligations. The Schedule of Exceptions sets forth a list of all material agreements or commitments of any nature (whether written or oral) to which the Company is a party or by which it is bound, including without limitation (a) any agreement which requires future expenditures by the Company in excess of $500,000 or which might result in payments to the Company in excess of $500,000, (b) any employment agreement, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase or similar plan or arrangement, (c) any distributor, sales representative or similar agreement, (d) any agreement with any current or former stockholder, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, (e) any agreement under which the Company is restricted from carrying on any business anywhere in the world, (f) any agreement relating to indebtedness for borrowed money, (g) any agreement for the disposition of a material portion of the Company’s assets (other than for the sale of inventory in the ordinary course of business), (h) any agreement for the acquisition of the business or securities or other ownership interests of another party, (i) any agreement for the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company (other than licenses by the Company of “off the shelf” or other commercially available standard products) or (j) any other agreement that is material to the operations, business or finances of the Company. The Company has furnished to the Investor copies of the foregoing agreements (or an accurate summary of any oral agreement). All of such agreements and contracts are valid, binding against the Company and in full force and effect. Neither the Company, nor, to the best of the Company’s knowledge, any other party thereto, is in default of any of its obligations under any of the agreements or contracts listed in the Schedule of Exceptions.

2.24 Employees.

(a) All current and former employees of the Company have executed and delivered Confidential Information and Inventions Assignments and Non-Solicitation Agreements in the form of Exhibit B and all of such agreements are in full force and effect. All current and former consultants of the Company that have performed development work or provided technical services to the Company or have otherwise had access to confidential or proprietary information of the Company have executed and delivered non-disclosure and assignment of inventions agreements copies of which have been made available to the Investor, and all of such agreements are in full force and effect.

(b) The Company is not aware that any employee of the Company has plans to terminate his or her employment relationship with the Company. Except as set forth in Section 2.24(b) of the Schedule of Exceptions, all employees of the Company are engaged by the Company on a full time basis. The Company has complied in all material respects with all applicable laws relating to wages, hours, equal opportunity, collective bargaining, workers’ compensation insurance and the payment of social security and other Taxes. None of the employees of the Company is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to the Company (including, without limitation, any organizational drive) or, to the best of the Company’s knowledge, threatened. The Schedule of Exceptions sets forth a list of all agreements between any officer of the Company and a previous employer of such person that contains non-competition or non-solicitation covenants. The Company has furnished to the Investor copies of such agreements. To the Company’s knowledge, no employee of the Company is obligated under any contract or subject to any judgment, decree or administrative order that would conflict or interfere with (i) the performance of the employee’s duties as an employee, director or officer of the Company, or (ii) the Company’s business as conducted or proposed to be conducted.

(c) The Schedule of Exceptions sets forth (i) the annual salary, (ii) any bonus arrangements and (iii) rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock of each of the Key Employees.

2.25 ERISA. Except as set forth in Section 2.25 of the Schedule of Exceptions, the Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, other than a medical benefit plan with respect to which the Company has made all required contributions and has complied with all applicable laws.

2.26 Books and Records. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof. The stock ledger of the Company is complete and accurate and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

2.27 Permits. The Schedule of Exceptions sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (“Permits”) issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently or proposed to be conducted, except for those the absence of which would not have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the best of the Company’s Knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration

2.28 Environmental Matters.

(a) The Company has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the best of the Company’s knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, “Environmental Law” shall mean any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), provided that the term “release” shall not include the definitional exclusions of CERCLA and the term “environment” shall not include the United States jurisdictional limitations of CERCLA and shall include the indoor environment.

(b) The Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern (as defined below) into the environment. For purposes of this Agreement, “Materials of Environmental Concern” shall mean any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

(c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

(e) Set forth in the Schedule of Exceptions is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Investor.

2.29 Disclosure. Neither this Agreement nor any Exhibit hereto, nor any report, certificate or instrument furnished by the Company to any of the Investor or its counsel in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

2.30 Bad Actors Matters. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or other affiliates covered under Rule 506(d)(1) promulgated under the Securities Act (excluding for such purposes the Investor) meet any of the disqualifying criteria described in Rule 506(d)(1)(i) through (viii) promulgated under the Securities Act.

SECTION 3

Representations and Warranties of the Investor

The Investor hereby represents and warrants the following as of the date hereof and as of the Closing Date:

3.1 Experience. The Investor has carefully reviewed the representations concerning the Company contained in this Agreement and has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and the Investor is able financially to bear the risks thereof.

3.2 Investment. The Investor is acquiring the Shares for investment for the Investor’s own account and not with the view to, or for resale in connection with, any distribution thereof. The Investor understands that the Shares are being issued in a transaction that has not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Shares.

3.3 Rule 144. The Investor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. In connection therewith, the Investor acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 3 and will transfer the Shares on the books of the Company only to the extent not inconsistent therewith.

3.4 Access to Information. The Investor has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities. The Investor has had a full opportunity to ask questions of and receive answers from the Company, or any person or persons acting on behalf of the Company, concerning the terms and conditions of an investment in the Shares. In connection with the purchase of the Shares hereunder, the Investor is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties contained in this Agreement.

3.5 Authorization. The Investor has full power and authority to enter into and to perform this Agreement in accordance with its terms. The Investor represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company. This Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with their respective terms.

3.6 Investor Status. The Investor acknowledges that it is either (i) an institutional “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act (an “Institutional Accredited Investor”) or (ii) a “qualified institutional buyer” as defined in Rule 144A of the Securities Act, as indicated on Schedule A hereto, and the Investor shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

3.7 No Inducement. The Investor was not induced to participate in the offer and sale of the Shares by the filing of any registration statement in connection with any public offering of the Company’s securities, and the Investor’s decision to purchase the Shares hereunder was not influenced by the information contained in any such registration statement.

SECTION 4

Conditions to Investor’s Obligations at Closing

The obligations of the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by the Investor (except to the extent not permitted by law):

4.1 No Injunction, etc. No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement. No action or claim shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have the effect of making illegal the purchase of, or payment for, any of the Shares by the Investor.

4.2 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall have been true and correct in all material respects (except for such representations and warranties that are qualified by materiality, which shall be true and correct in all respects, and for the representations and warranties contained in Section 2.6, which shall be true and correct in all respects other than de minimis exceptions) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent expressly made as of a specified date, which shall be true and correct as of such date.

4.3 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

4.4 Restated Certificate of Incorporation; Bylaws. The Company shall have delivered to the Investor the Restated Certificate, as in effect as of the Closing Date, certified by the Secretary of State of the State of Delaware. There shall have been no amendment to the Bylaws of the Company (however effected) on or subsequent to the Execution Date that would have required the consent of the holders of the Series E Preferred Stock under Section 3.32 of the Restated Certificate if any shares of Series E Preferred Stock had been outstanding at the time such amendment was adopted or otherwise became effective.

4.5 Compliance Certificate. A duly authorized officer of the Company shall deliver to the Investor at the Closing a certificate stating that the conditions specified in Sections 4.2 and 4.3 have been fulfilled and certifying and attaching the Company’s Certificate of Incorporation, Bylaws and authorizing Board of Directors resolutions with respect to this Agreement and the transactions contemplated hereby, and shall further certify that under the Restated Certificate 4,722,058 shares have been designated as Series E Preferred, none of which are issued or outstanding.

4.6 Securities Laws. The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

4.7 Authorizations. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

4.8 Legal Opinion. The Investor shall have received a legal opinion from Cooley LLP substantially in form and substance reasonably acceptable to the Investor.

4.9 Effective Date. The Effective Date (as such term is described in the that certain Collaboration and License Agreement (the “Collaboration Agreement”), entered into as of March 12, 2015, between the Company and Novartis Pharmaceuticals Corporation) shall have occurred.

SECTION 5

Conditions to the Company’s Obligations at Closing

The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investor:

5.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality which shall be true and correct in all respects) on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Securities Law Compliance. The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

5.3 Authorization. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

SECTION 6

Investor Covenants

6.1 Trading Restrictions.

(a) Definitions.

(i) “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(ii) “Restriction Period” shall mean the period commencing on the Closing Date and continuing until (i) if an IPO (as defined below) is consummated on or prior to June 30, 2015, the earlier of (A) the two year anniversary of the IPO and (B) the date upon which the Collaboration Agreement expires or is terminated in accordance with its terms, or (ii) if an IPO is not consummated on or prior to June 30, 2015, the earlier of (A) the two year anniversary of the Closing Date and (B) the date upon which the Collaboration Agreement expires or is terminated in accordance with its terms.

(iii) “Standstill Period” shall mean the period commencing on the Effective Date and continuing until the earlier of (i) the two year anniversary thereof and (ii) the date upon which the Collaboration Agreement expires or is terminated in accordance with its terms.

(iv) “Significant Event” shall mean any of the following not involving a violation of this Section 6: (A) the public announcement of a proposal or intention to acquire, or the acquisition, by any person or 13D Group of beneficial ownership of Voting Securities representing 15% or more of the then outstanding Voting Securities, or all or substantially all of the assets of the Company; (B) the public announcement of a proposal or intention to commence, or the commencement, by any person or 13D Group of a tender or exchange offer to acquire Voting Securities which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities owned by such person or 13D Group, 15% or more of the then outstanding Voting Securities; (C) the entry into by the Company, or the public announcement by the Company of an intention or determination to enter into or commence or continue any discussions relating to, any merger, sale or other business combination transaction, or an agreement therefor, pursuant to which the outstanding shares of capital stock of the Company would be converted into cash, other consideration or securities of another person or 13D Group or 50% or more of the then outstanding shares of capital stock of the Company would be owned by persons other than the then current holders of shares of capital stock of the Company, or which would result in all or a substantial portion of the Company’s assets being sold to any person or 13D Group, or (D) entering into an agreement or commencing a proxy solicitation in which a person or 13D Group would, if successful, elect, or acquire the ability to elect, a majority of the Board of Directors of the Company.

(v) “Voting Securities” shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

(vi) “13D Group” shall mean, with respect to the Voting Securities of the Company, any group of persons formed for the purpose of acquiring, holding, voting or disposing of such Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all such Voting Securities then outstanding.

(b) Restriction Period No Sell. The Investor agrees that during the Restriction Period, neither the Investor nor any of its Affiliates shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of in any manner, either directly or indirectly (“Sale” or “Sell”), any Shares or any securities of the Company issued as a dividend or distribution on, or involving a recapitalization or reorganization with respect to, any of the Shares (“Covenant Shares”), other than transfers of securities between and among the Investor and any one or more of its Affiliates. The Company shall use commercially reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of The Depository Trust Company immediately following the termination of the Restriction Period.

(c) Post-Restriction Period Selling Restrictions. During the two years following the expiration of the Restriction Period:

(i) Neither the Investor nor its Affiliates shall Sell a number of Covenant Shares in any three-month period that collectively exceeds 25% of the aggregate Covenant Shares held by the Investor and its Affiliates as of the end of the Restriction Period; and

(ii) For any proposed Sale of 100,000 or more shares of Common Stock of the Company by the Investor or any of its Affiliates in any single transaction or series of related transactions (“Proposed Sale Shares”), the Investor shall give the Company at least 10 days prior written notice of such sale. If the Investor provides a notice as provided in the preceding sentence, during such 10-day period, the Company may seek to find a buyer for the Proposed Sale Shares. The limitations and obligations set forth in this Section 6.1(c) shall not apply to any Sale of Covenant Shares taking place between the Investor (and/or any of its Affiliates) and a single buyer; provided that the Investor shall give the Company at least 30 days prior written notice of such Sale.

This Section 6.1(c) shall terminate one year after the expiration or termination of the Collaboration Agreement in accordance with its terms, if such termination occurs prior to the one year anniversary of the expiration of the Restriction Period.

(d) Standstill. The Investor agrees that during the Standstill Period, neither the Investor nor any of its Affiliates shall:

(i) make any statement or proposal to the board of directors of any of the Company, any of the Company’s representatives or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (iii) any acquisition of any of the Company’s loans, debt securities, equity securities or all or substantially all of the Company’s assets, or rights or options to acquire interests in any of the foregoing, (iv) any proposal to seek representation on the board of directors of the Company or otherwise seek to control or influence the management, board of directors or policies of any of the Company or (v) any request or proposal to waive, terminate or amend the provisions of this Section 6.1(d) or (vi) any proposal, arrangement or other statement that is inconsistent with the terms of this Section 6.1(d);

(ii) instigate, encourage or assist any third party (including forming a “group,” as defined in the Exchange Act, with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (i) above;

(iii) take any action which would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in clause (i) above; or

(iv) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, equity securities or all or substantially all of the assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the foregoing.

Notwithstanding the foregoing, this Section 6.1(d) shall not prohibit the Investor and any of its Affiliates from privately discussing any potential transaction with the Company, or from acquiring and beneficially owning up to ten percent (10%) of the Company’s outstanding equity securities (and the Investor and its Affiliates may own an amount in excess of such percentage solely to the extent exclusively resulting from actions taken or permitted by the Company following the acquisition by the Investor and/or its Affiliates of the Company’s equity securities, including as a result of a repurchase by the Company of equity securities, any stock split, stock dividend or a recapitalization of the Company).

(e) Occurrence of Significant Event. The restrictions contained in Sections 6.1(b), 6.1(c) and 6.1(d) shall be suspended and shall not apply to or otherwise restrict the Investor’s actions in respect of the Company’s securities for so long as a Significant Event has occurred and is continuing.

6.2 Invalid Transfers. Any sale, assignment or other transfer of Covenant Shares by the Investor or any of its Affiliates, as applicable, contrary to the provisions of this Section 6 shall be null and void, and the transferee shall not be recognized by the Company as the holder or owner of the Covenant Shares sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights), unless and until the Investor or such Affiliate, as applicable, has satisfied the requirements of this Section 6 with respect to such sale. The Company, or, at the instruction of the Company, the transfer agent of the Company, may place a legend on any certificate representing Covenant Shares stating that such shares are subject to the restrictions contained in this Agreement. Upon expiration of the Restriction Period, the Company agrees to facilitate the timely preparation and delivery (but in no event longer than three (3) business days) of certificates representing the Covenant Shares to be sold by the Investor or any Affiliate free of any restrictive legends and in such denominations and registered in such names as the Investor or such Affiliate may request in connection with such sale.

6.3 Performance by Affiliates. The Investor shall remain responsible for and guarantee its Affiliates’ performance in connection with this Agreement, and shall cause each such Affiliate to comply fully with the provisions of this Agreement in connection with such performance. The

Investor hereby expressly waives any requirement that the Company exhaust any right, power or remedy, or proceed directly against such an Affiliate, for any obligation or performance hereunder, prior to proceeding directly, against the Investor.

6.4 Voting Agreement. The Investor agrees to be bound by and comply with the terms of that certain Amended and Restated Voting Agreement, dated as of December 19, 2014, among the Company, the Purchasers listed on Exhibit A thereto and the Key Holders listed on Exhibit B thereto (the “Voting Agreement”) as a “Purchaser,” and the Shares shall be deemed “Shares” under the Voting Agreement, the terms of which are incorporated herein mutatis mutandis.

SECTION 7

Registration Rights

7.1 Rule 144 Reporting. With a view to making available to the Investor the benefits of certain rules and regulations of the Commission which may permit the sale of the Shares to the public without registration, the Company agrees to use commercially reasonable efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c) Furnish the Investor forthwith upon request (i) a written statement by the Company as to its compliance with the public information requirements of said Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents as may be reasonably requested in availing the Investor of any rule or regulation of the Commission permitting the sale of any such securities without registration.

7.2 Registration.

(a) If, at the end of the Restriction Period, the Shares cannot be sold without restriction pursuant to Rule 144 promulgated under the Securities Act, then upon Investor’s written request, received by the Company on or before the 30th day after the end of the Restriction Period, the Company will use commercially reasonable efforts to register the Shares for resale under the Securities Act on a Registration Statement on Form S-3 (the “Registration Statement”), filed within 90 days of such written request, and will use commercially reasonable efforts to have such Registration Statement promptly declared effective by the Commission.

(b) The Company will use commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (i) the date all of the Shares covered by such Registration Statement have been sold or can be sold publicly without restriction or limitation under Rule 144 or (ii) the date that is two years following the Closing Date.

(c) The Investor shall furnish to the Company such information regarding the Investor, and the distribution proposed by the Investor, as the Company may reasonably request in writing and as shall be required in connection with the Registration Statement.

(d) The Company shall pay all fees and expenses incident to the performance of or compliance with this Section 7.2 by the Company.

7.3 Restrictive Legend.

(a) The certificates representing the Shares, when issued, will bear a restrictive legend in substantially the following form:

“THE SECURITIES EVIDENCED OR CONSTITUTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS EITHER (i) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (ii) THE SALE OF SUCH SECURITIES IS MADE PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT.”

(b) The certificates representing the Shares, when issued, shall not bear the restrictive legend set forth in Section 7.3(a): (i) following a sale of such Shares pursuant to a registration statement covering the resale of such Shares, while such registration statement is effective under the Securities Act, (ii) following any sale of such Shares pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), (iii) if such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission). The Company agrees that at such time as the restrictive legend set forth in Section 7.3(a) is no longer required under this section, the Company will (x) no later than five (5) business days following the delivery by the Investor to the Company or the Company’s transfer agent of a certificate representing Shares issued with such restrictive legend, deliver or cause to be delivered to the Investor a certificate representing such Shares that is free from such restrictive legend, and (y), in the event that such shares are uncertificated, no later than five (5) business days following the delivery of a written request by the Investor to the Company to remove such restrictive legend, remove, or cause to be removed, any such restrictive legend in the Company’s stock records. The Company may not make any notation on its records or give instructions to the Company’s transfer agent that enlarge the restrictions on transfer set forth in Sections 6.2, 7.3(a) and 7.4.

7.4 “Lock-Up” Agreement; Confidentiality of Notices. The Investor agrees, if requested by the Company and the managing underwriter of an underwritten initial public offering of the Company’s Common Stock (an “IPO”) (but not for any subsequent offerings) (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or other securities of the Company (excluding securities acquired in the public market after the IPO) or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Shares or other securities of the Company (excluding securities acquired in the public market after the IPO), whether any transaction described in clause (a) or (b) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the date of the filing of such registration statement with the Securities and Exchange Commission and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days in the case of an IPO or such other period not to exceed 18 days after the expiration of the 180-day period, as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of such “lock-up” period.

As a condition to the obligation of the Investor under this Section 7.4, any “lock-up” obligation of the Investor under this Section 7.4, and any agreement entered into by the Investor as a result of its obligations under this Section 7.4, shall allow for periodic early releases of portions of the securities subject to such “lock-up” obligations, which may be conditioned upon the trading price of the Company’s Common Stock.

If the Investor receives any written notice from the Company regarding the Company’s plans to file a Registration Statement, the Investor shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement.

SECTION 8

Indemnification

Each party (an “Indemnifying Party”) hereby indemnifies and holds harmless the other party, such other party’s respective officers, directors, employees, consultants, representatives and advisers, and any and all Affiliates (as defined in Section 6.1(a)) of the foregoing (each of the foregoing, an “Indemnified Party”) from and against all losses, liabilities, costs, damages and expense (including reasonable legal fees and expenses) (collectively, “Losses”) suffered or incurred by any such Indemnified Party to the extent arising from, connected with or related to (i) breach of any representation or warranty of such Indemnifying Party in this Agreement; and (ii) breach of any covenant or undertaking of any Indemnifying Party in this Agreement. If an event or omission (including, without limitation, any claim asserted or action or proceeding commenced by a third party) occurs which an Indemnified Party asserts to be an indemnifiable event pursuant to this Section 8, the Indemnified Party will provide written notice to the Indemnifying Party, setting forth the nature of the claim and the basis for indemnification under this Agreement. The Indemnified

Party will give such written notice to the Indemnifying Party immediately after it becomes aware of the existence of any such event or occurrence. Such notice will be a condition precedent to any obligation of the Indemnifying Party to act under this Agreement but will not relieve it of its obligations under the indemnity except to the extent that the failure to provide prompt notice as provided in this Agreement prejudices the Indemnifying Party with respect to the transactions contemplated by this Agreement and to the defense of the liability. In case any such action is brought by a third party against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it wishes, to assume the defense and settlement thereof with counsel reasonably selected by it and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense and settlement thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, provided, however, that an Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party if (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party; or (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between such parties (which such judgment shall be made in good faith after consultation with counsel). The Indemnified Party agrees to cooperate fully with (and to provide all relevant documents and records and make all relevant personnel available to) the Indemnifying Party and its counsel, as reasonably requested, in the defense of any such asserted claim at no additional cost to the Indemnifying Party. No Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, (a) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (b) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially and adversely affect the business, operations or assets of the Indemnified Party. No Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed. If an Indemnifying Party makes a payment with respect to any claim under the representations or warranties set forth herein and the Indemnified Party subsequently receives from a third party or under the terms of any insurance policy a sum in respect of the same claim, the receiving party will repay to the other party such amount that is equal to the sum subsequently received.

SECTION 9

Miscellaneous

9.1 Information and Other Rights.

(a) For so long as the Investor continues to hold at least 2,250,000 shares of Series E Preferred and/or Common Stock, and until the earlier of the closing of a Company Sale or a Qualified IPO (each as defined in the Amended and Restated Investor Rights Agreement, dated as of December 19, 2014, among the Company and the individuals and entities listed on Exhibit A thereto (the “Investor Rights Agreement”), the Company shall provide the Investor with the information set forth in Sections 4.4(a)(i), (ii) and (iv) of the Investor Rights Agreement, the terms of which are incorporated herein mutatis mutandis.

(b) For so long as the Investor continues to hold any shares of Series E Preferred, and until the earlier of the closing of a Company Sale or a Qualified IPO, the Company hereby makes the covenants and agreements set forth in Section 4.2 of the Investor Rights Agreement, the terms of which are incorporated herein mutatis mutandis.

(c) For so long as the Investor continues to hold any shares of Series E Preferred or Common Stock issuable upon the conversion thereof, and until the earlier of the closing of a Company Sale or a Qualified IPO, the Company hereby makes the covenants and agreements set forth in Sections 4.5, 4.6, 4.7, 4.9, 4.10 and 4.11 of the Investor Rights Agreement, the terms of which are incorporated herein mutatis mutandis.

9.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

9.3 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Investor and the Closing.

9.4 Successors, Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by either party without the prior written consent of the other; except that either party may assign this Agreement to an Affiliate (as defined in Section 6.1(a)) of such party or to any third party that acquires all or substantially all of such party’s business, whether by merger, sale of assets or otherwise.

9.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile (receipt confirmed) or mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed if to the Investor, at the following address:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139

Attention: General Counsel

Facsimile: (617) 871-5786

with a copy (which shall not constitute notice) to:

Kaye Scholer LLP

250 West 55th Street

New York, New York 10019-9710

Attention: Thomas Yadlon

Facsimile: (212) 836-6567

if to the Company, at the following address:

Aduro Biotech, Inc.

626 Bancroft Way #3C

Berkeley, CA 94710

Attention: President

Facsimile: (510) 848-5614

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

Attention: Michael Tenta

Facsimile: (560) 849-7400

or at such other address as one party shall have furnished to the other party in writing. If notice is provided by facsimile, it shall be deemed to be given one (1) business day after transmission (with receipt of appropriate confirmation). If notice is provided by U.S. mail, notice shall be deemed to be given four (4) days after proper deposit in a U.S. mailbox, postage prepaid, and properly addressed. If notice is provided by a messenger service that guarantees “next business day” delivery, it shall be deemed effective one (1) business day after deposit with such messenger service.

9.6 Expenses. Each of the Company and the Investor shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

9.7 Confidentiality.

(a) Subject to the other provisions of this Section 9.7, the existence of this Agreement and the terms and conditions of this Agreement (collectively, the “Confidential Information”) will be maintained in confidence and otherwise safeguarded by the parties to this Agreement. Subject to the other provisions of this Section 9.7, each party shall hold as confidential such Confidential Information in the same manner and with the same protection as such party maintains its own confidential information. Subject to the other provisions of this Section 9.7, a party may only disclose Confidential Information to its employees, representatives, agents, sublicensees, subcontractors, consultants and advisers and its affiliates to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

(b) The obligations under this Section 9.7 shall not apply to any information to the extent the disclosing party can demonstrate by competent evidence that such information is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by such party or its affiliates.

(c) In addition to disclosures allowed under Section 9.7(b), each party may disclose Confidential Information solely to the extent such disclosure is necessary in the following instances: (i) complying with applicable law, court orders or governmental regulations, including rules of self-regulatory organizations and Securities and Exchange Commission filing and disclosure requirements or (ii) to potential or actual investors or acquirers as may be necessary in connection with their evaluation of a potential or actual investment or acquisition; provided that such persons shall be subject to obligations of confidentiality and non-use at least as protective as those set forth in this Section 9.7.

(d) In the event a party is required to disclose Confidential Information by law, applicable court order or governmental regulation or in connection with bona fide legal process, such disclosure shall not be a breach of this Agreement; provided that such party (i) informs the other party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to that which is legally required to be disclosed; and (iii) at the other party’s request and expense, assists in an attempt to object to or limit the required disclosure.

(e) Either party may disclose the existence and terms of this Agreement in confidence to its attorneys and advisors, and to potential acquirers (and their respective professional attorneys and advisors), in connection with a potential merger, acquisition or reorganization and to existing and potential investors or lenders of such party, as part of their due diligence investigations, or to existing and potential licensees or sublicensees or to permitted assignees, in each case under an agreement to keep the terms of confidentiality and non-use substantially no less rigorous than the terms contained in this Agreement and to use such information solely for the purpose permitted pursuant to this Section 9.7(e).

9.8 Finder’s Fees. Each of the Company and the Investor shall indemnify and hold the other harmless from any liability for any commission or compensation in the nature of a finder’s fee, placement fee or underwriter’s discount (including the costs, expenses and legal fees of defending against such liability) for which the Company or the Investor, or any of its respective partners, employees, or representatives, as the case may be, is responsible.

9.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be enforceable against the party actually executing the counterpart, and all of which together shall constitute one instrument.

9.10 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

9.11 Entire Agreement. This Agreement, including the exhibits and schedule attached hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

9.12 Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

9.13 Termination. This Agreement shall terminate automatically if the Collaboration Agreement is terminated pursuant to its terms prior to the consummation of the Closing.

[This space left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Preferred Stock Purchase Agreement as of the date first set forth above.

COMPANY:

ADURO BIOTECH, INC.

By:	/s/ Stephen T. Isaacs
Stephen T. Isaacs
President and Chief Executive Officer

SIGNATURE PAGE TO ADURO BIOTECH, INC.

PREFERRED STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Preferred Stock Purchase Agreement as of the date first set forth above.

INVESTOR:

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.

By:	/s/ Scott A. Brown
Scott A. Brown
VP, General Counsel

SIGNATURE PAGE TO ADURO BIOTECH, INC.

PREFERRED STOCK PURCHASE AGREEMENT

Schedule A

The Investor is an institutional “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act.

EXHIBIT A

Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADURO BIOTECH, INC.

Aduro Biotech, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), by its duly authorized officer, does hereby certify that:

1. The original name of the Corporation was Aduro BioTech, Inc. and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 5, 2011.

2. Pursuant to the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation was adopted by the Corporation’s Board of Directors and stockholders.

FIRST: The name of the Corporation is Aduro Biotech, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 90,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 74,438,403 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), of which 161,843 have been designated as Series A Preferred Stock (the “Series A Preferred Stock”), 3,393,666 have been designated as Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), 21,525,480 have been designated as Series B Preferred Stock (the “Series B Preferred Stock”), 25,623,183 have been designated as Series C Preferred Stock (the “Series C Preferred Stock”), 19,012,173 have been designated as Series D Preferred Stock (the “Series D Preferred Stock”), and 4,722,058 have been designated as Series E Preferred Stock (the “Series E Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

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2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	PREFERRED STOCK

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends.

1.1 Senior Preferred. In any calendar year, the holders of outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (collectively, the “Senior Preferred”) shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at a rate of eight percent (8%) of the Series B Original Issue Price (as defined below), Series C Original Issue Price (as defined below), Series D Original Issue Price (as defined below) or Series E Original Issue Price (as defined below), as the case may be, payable in preference and priority to any declaration or payment of any dividend or distribution on Series A Preferred Stock, Series A-1 Preferred Stock (collectively, the “Junior Preferred”) and Common Stock of the Corporation in such calendar year. Such dividends shall not accrue and shall not cumulate. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to eight percent (8%) of the Series B Original Issue Price, on each outstanding share of Series C Preferred Stock in an amount at least equal to eight percent (8%) of the Series C Original Issue Price, on each outstanding share of Series D Preferred Stock in an amount at least equal to eight percent (8%) of the Series D Original Issue Price and on each outstanding share of Series E Preferred Stock in an amount at least equal to eight percent (8%) of the Series E Original Issue Price. The “Series B Original Issue Price” shall mean $1.1937322 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the

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Series B Preferred Stock. The “Series C Original Issue Price” shall mean $2.17 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. The “Series D Original Issue Price” shall mean $2.7029 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock. The “Series E Original Issue Price” shall mean $10.5886 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock.

1.2 Junior Preferred. After payment of all such preferential dividends to the holders of shares of Senior Preferred, the holders of outstanding shares of Junior Preferred shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at a rate of five percent (5%) of the Series A Original Issue Price or Series A-1 Original Issue Price, as the case may be (each, as defined below) payable in preference and priority to any declaration or payment of any dividend or distribution on Common Stock of the Corporation in such calendar year. Such dividends shall not accrue and shall not cumulate. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than the Senior Preferred as set forth above and dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Junior Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Junior Preferred in an amount at least equal to five percent (5%) of the Series A Original Issue Price or Series A-1 Original Issue Price, as the case may be. The “Series A-1 Original Issue Price” shall mean $1.36 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock. The “Series A Original Issue Price” shall mean $50.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

1.3 Other Dividends. After payment of all such preferential dividends to the holders of shares of Senior Preferred and Junior Preferred, any additional dividends paid by the Corporation shall be shared and distributed among the holders of Senior Preferred and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such shares of Senior Preferred into Common Stock), calculated on the record date for determination of holders entitled to receive such dividends.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Preferred Stock.

2.1.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including a Deemed Liquidation Event, as defined below), the holders of shares of Senior Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Preferred or Common Stock by reason of their ownership

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thereof, an amount per share equal to the Series B Original Issue Price, Series C Original Issue Price, Series D Original Issue Price or Series E Original Issue Price, as the case may be, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Senior Preferred the full amount to which they shall be entitled under this Subsection 2.1.1, the holders of shares of Senior Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.2 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including a Deemed Liquidation Event), after the payment in full of all preferential amounts required to be paid to the holders of shares of Senior Preferred, the holders of shares of Junior Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A-1 Original Issue Price or Series A Original Issue Price, as the case may be, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Junior Preferred the full amount to which they shall be entitled under this Subsection 2.1.2, the holders of shares of Junior Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including a Deemed Liquidation Event), after the payment of all preferential amounts required to be paid to the holders of shares of Senior Preferred and Junior Preferred, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Senior Preferred and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation or Deemed Liquidation Event. The aggregate amount which a holder of a share of Senior Preferred is entitled to receive under Sections 2.1 and 2.2 is hereinafter referred to as the “Senior Preferred Liquidation Amount.” The aggregate amount which a holder of a share of Junior Preferred is entitled to receive under Section 2.1 is hereinafter referred to as the “Junior Preferred Liquidation Amount.”

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of (1) a majority of the outstanding shares of Series B Preferred Stock and (2) at least a majority of the outstanding shares of Series C

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Preferred Stock and Series D Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, elect otherwise by written notice sent to the Corporation at least ten days prior to the effective date of any such event:

(a) a merger or consolidation in which:

(i)	the Corporation is a constituent party; or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation;

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Senior Preferred and

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Junior Preferred no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Senior Preferred or Junior Preferred, as the case may be, and (ii) if the holders of (1) a majority of the then outstanding shares of Series B Preferred Stock and (2) at least a majority of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as converted to Common Stock basis, so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Senior Preferred and Junior Preferred at a price per share equal to the Senior Preferred Liquidation Amount or Junior Preferred Liquidation Amount, as the case may be. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Senior Preferred or Junior Preferred, as the case may be, the Corporation (A) shall first redeem a pro rata portion of each holder’s shares of Senior Preferred based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor, and (B) shall redeem the remaining shares of Senior Preferred to have been redeemed as soon as practicable after the Corporation has funds legally available therefor and second, after all shares of Senior Preferred have been redeemed, shall redeem the Junior Preferred to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

On or before the Redemption Date, each holder of shares of Senior Preferred and Junior Preferred to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Corporation’s notice, and thereupon the Senior Preferred Liquidation Amount and Junior Preferred Liquidation Amount, as the case may be, for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

If on the applicable Redemption Date the redemption price payable upon redemption of the shares of Senior Preferred and Junior Preferred to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of

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Senior Preferred or Junior Preferred so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Senior Preferred Liquidation Amount or Junior Preferred Liquidation Amount, as the case may be, without interest upon surrender of their certificate or certificates therefor.

Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

2.3.4 Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. The Board of Directors shall consist of seven (7) members.

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3.2.1 The holders of record of shares of Series B Preferred Stock, voting exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series B Directors”).

3.2.2 The holders of record of shares of Series C Preferred Stock, voting exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series C Directors”, and together with the Series B Directors, the “Preferred Directors”).

3.2.3 Together, the holders of Preferred Stock and Common Stock, voting as a single class on an as-converted basis, shall be entitled to elect three (3) directors of the Corporation.

3.2.4 Any director elected as provided in Subsections 3.2.1, 3.2.2 or 3.2.3 may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of stock entitled to elect such director or directors pursuant to Subsections 3.2.1, 3.2.2 or 3.2.3 fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and pursuant to Subsections 3.2.1, 3.2.2 or 3.2.3, as the case may be, then any directorship not so filled shall remain vacant until such time as such holders elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship pursuant to Subsections 3.2.1, 3.2.2 or 3.2.3, as the case may be, voting exclusively and as a separate class . At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2.4, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.4. The rights of the holders to elect directors pursuant to Subsection 3.2.1 shall terminate on the first date following the Series E Original Issue Date (as defined below) on which there are issued and outstanding less than 2,000,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock), after which the directors otherwise to be elected pursuant to Subsection 3.2.1 shall be elected by the holders of record of the Preferred Stock and Common Stock, voting together as a single class on an as converted basis. The rights of the holders to elect directors pursuant to Subsection 3.2.2 shall terminate on the first date following the Series E Original Issue Date on which there are issued and outstanding less than 2,000,000 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock), after which the directors otherwise to be elected pursuant to Subsection 3.2.2 shall be elected by the holders of record of the Preferred Stock and Common Stock, voting together as a single class on an as-converted basis.

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3.3 Series E Preferred Stock Protective Provisions. At any time when shares of Series E Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of holders of at least a majority of the then outstanding shares of Series E Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

3.3.1 amend, alter or change any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of, the Series E Preferred Stock;

3.3.2 amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the rights, preferences, privileges or powers of the Series E Preferred Stock;

3.3.3 increase or decrease the authorized number shares of Series E Preferred Stock;

3.3.4 take any action that results in the redemption or repurchase of the Series E Preferred Stock; or

3.3.5 redeem, repurchase (or permit any subsidiary to redeem or repurchase) or make other acquisitions of the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Junior Preferred or Common Stock (other than repurchases of Common Stock or options to purchase Common Stock from former employees or consultants pursuant to the provisions of existing plans or agreements).

3.4 Series D Preferred Stock Protective Provisions. At any time when shares of Series D Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of holders of at least a majority of the then outstanding shares of Series D Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

3.4.1 amend, alter or change any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of, the Series D Preferred Stock;

3.4.2 amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the rights, preferences, privileges or powers of the Series D Preferred Stock;

3.4.3 increase or decrease the authorized number shares of Series D Preferred Stock;

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3.4.4 take any action that results in the redemption or repurchase of the Series D Preferred Stock;

3.4.5 redeem, repurchase (or permit any subsidiary to redeem or repurchase) or make other acquisitions of the Series C Preferred Stock, Series B Preferred Stock, Junior Preferred or Common Stock (other than repurchases of Common Stock or options to purchase Common Stock from former employees or consultants pursuant to the provisions of existing plans or agreements); or

3.4.6 declare or pay any dividends or distributions on the Series C Preferred Stock, Series B Preferred Stock, Junior Preferred or Common Stock.

3.5 Series C Preferred Stock Protective Provisions. At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of holders of at least 60% of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

3.5.1 liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

3.5.2 amend, alter or change any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of, the Series C Preferred Stock;

3.5.3 amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series C Preferred Stock;

3.5.4 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series C Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

3.5.5 materially change the business of the Corporation;

3.5.6 increase or decrease the authorized number of directors constituting the Board of Directors;

3.5.7 declare or pay any dividends or distributions on the Preferred Stock or Common Stock; or

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3.5.8 redeem, repurchase (or permit any subsidiary to redeem or repurchase) or make other acquisitions of any securities of the Corporation (other than repurchases of Common Stock or options to purchase Common Stock from former employees or consultants pursuant to the provisions of existing plans or agreements).

3.6 Series B Preferred Stock Protective Provisions. At any time when shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

3.6.1 liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

3.6.2 amend, alter or change any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of, the Series B Preferred Stock;

3.6.3 amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock;

3.6.4 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series B Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

3.6.5 materially change the business of the Corporation;

3.6.6 increase or decrease the authorized number of directors constituting the Board of Directors;

3.6.7 declare or pay any dividends or distributions on the Preferred Stock or Common Stock; or

3.6.8 redeem, repurchase (or permit any subsidiary to redeem or repurchase) or make other acquisitions of any securities of the Corporation (other than repurchases of Common Stock or options to purchase Common Stock from former employees or consultants pursuant to the provisions of existing plans or agreements).

3.7 Junior Preferred Protective Provisions. At any time when shares of Junior Preferred are outstanding, the Corporation shall not, either directly or indirectly by amendment,

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merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock or Series A Preferred Stock, as the case may be, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

3.7.1 amend, alter or change any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of, the Series A-1 Preferred Stock or Series A Preferred Stock, as the case may be; or

3.7.2 increase the authorized number of shares of Series A-1 Preferred Stock or Series A Preferred Stock, as the case may be, or reissue shares of Series A-1 Preferred Stock or Series A Preferred Stock, as the case may be, that have been reacquired (including by way of purchase, redemption or conversion).

3.8 Special Vote. The approval of the holders of at least a majority of the Company’s Senior Preferred, Junior Preferred and Common Stock voting together as a single class on an as-converted basis shall be required in order to purchase or redeem (or permit any subsidiary to purchase or redeem) any shares of capital stock of the Corporation other than (i) redemptions of the Preferred Stock as expressly authorized herein and (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service pursuant to the agreements approved by the Board of Directors.

4. Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series E Original Issue Price, Series D Original Issue Price, the Series C Original Issue Price, Series B Original Issue Price, Series A-1 Original Issue Price or Series A Original Issue Price, as the case may be, by the relevant Conversion Price (as defined below) in effect for such series at the time of conversion. The “Series E Conversion Price” shall initially be equal to $10.5886. The “Series D Conversion Price” shall initially be equal to $2.7029. The “Series C Conversion Price” shall initially be equal to $2.17. The “Series B Conversion Price” shall initially be equal to $1.1937322. The “Series A-1 Conversion Price” shall initially be equal to $1.36. The “Series A Conversion Price” shall initially be equal to $50.00. Such initial Series E Conversion Price Series, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series A Conversion Price, and the rate at which shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock and Series A Preferred Stock, as the case may be, may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

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4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock and Series A Preferred Stock, as the case may be.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Series A Preferred Stock, as the case may be, the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by

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the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of such Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price, or Series A Conversion Price, as the case may be, below the then par value of the shares of Common Stock issuable upon conversion of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Series A Preferred Stock, as the case may be, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price, or Series A Conversion Price, as the case may be.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Series A Preferred Stock, as the case may be, so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Series A Preferred Stock, as the case may be, accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price, or Series A Conversion Price, as the case may be, shall be made for any declared but unpaid dividends on the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Series A Preferred Stock, as the case may be, surrendered for conversion or on the Common Stock delivered upon conversion.

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4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Series E Conversion Price, Series D Conversion Price, Series C Conversion Price and Series B Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series E Original Issue Date” shall mean the date on which the first share of Series E Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series E Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	Shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 4.5, 4.6, 4.7 or 4.8;

(ii)	Common Stock issued upon conversion of Preferred Stock;

(iii)	13,174,545 shares of Common Stock (or Options with respect thereto) (subject in either case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar

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recapitalization with respect to such shares) issued or issuable to employees or directors of, or consultants to, the Corporation under the Corporation’s 2009 Stock Incentive Plan (it being understood that that any shares of Common Stock (i) not issued pursuant to rights, agreements, option or warrants (“Unexercised Options”) as a result of the termination of such Unexercised Options or (ii) reacquired by the Corporation from employees, directors or consultants at no more than cost pursuant to agreements that permit the Corporation to repurchase such shares upon termination of services to the Corporation shall not be counted toward such maximum number unless and until such shares are regranted as shares of Common Stock and/or options, warrants or other Common Stock purchase rights);

(iv)	shares of Common Stock or Convertible Securities issued or issuable upon conversion or exchange of any Convertible Securities or exercise of any Options outstanding on the Series E Original Issue Date, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation, that do not exceed an aggregate of 2% of the shares of Common Stock outstanding immediately prior to such issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue (whether or not vested) or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue); and

(vi)	shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar

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agreements or strategic partnerships, that are primarily of a non-equity financing nature, approved by the Board of Directors of the Corporation, that do not exceed an aggregate of 2% of the shares of Common Stock outstanding immediately prior to such issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue (whether or not vested) or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue).

4.4.2 No Adjustment of Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price. No adjustment of the Series E Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment of the Series D Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least 60% of the then outstanding shares of Series D Preferred Stock, agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment to the Series C Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least 60% of the then outstanding shares of Series C Preferred Stock, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment to the Series B Conversion Price shall be made as a result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series E Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such

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Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price, as the case may be, pursuant to the terms of Subsection 4.4.4 below, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price, as the case may be, computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price, as the case may be, as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, (x) no readjustment pursuant to this clause (b) shall have the effect of increasing the Series E Conversion Price, Series D Conversion Price or Series C Conversion Price, as the case may be, to an amount which exceeds the lower of (i) the Series E Conversion Price, the Series D Conversion Price or Series C Conversion Price, as the case may be, in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series E Conversion Price, the Series D Conversion Price or Series C Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date and (y) no readjustment pursuant to this clause (b) shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (i) the Series B Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series B Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price, as the case may be, then in effect, or because such Option or Convertible Security was issued before the Series E Original Issue Date), are revised after the

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Series E Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price pursuant to the terms of Subsection 4.4.4, the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price, as the case may be, shall be readjusted to such Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price, as the case may be, as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Series E Conversion Price, Series D Conversion Price, Series C Conversion Price and Series B Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series E Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration

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per share less than the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price, as the case may be, in effect immediately prior to such issue, then the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price and/or Series B Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price, as the case may be, in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price, as the case may be, in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue (whether or not vested) or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

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(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price pursuant to the terms of Subsection 4.4.4 then, upon the final such issuance, the Series E

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Conversion Price, Series D Conversion Price, Series C Conversion Price or Series B Conversion Price, as the case may be, shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series E Original Issue Date effect a subdivision of the outstanding Common Stock, the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series A Conversion Price, as the case may be, in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series E Original Issue Date combine the outstanding shares of Common Stock, the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series A Conversion Price, as the case may be, in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series A Conversion Price, as the case may be, in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series A Conversion Price, as the case may be, then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series E

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Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series A Conversion Price, as the case may be, shall be recomputed accordingly as of the close of business on such record date and thereafter the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price and Series A Conversion Price, as the case may be, shall be adjusted pursuant to this Section 4.6 as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be, simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be, had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be, shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be, immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred

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Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series A Conversion Price, as the case may be) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series A Conversion Price, as the case may be, pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be, is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series A Conversion Price, as the case may be, then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

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then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, Series A Preferred Stock and the Common Stock. Such notice shall be sent at least 20 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (or in a jurisdiction and on a recognized securities exchange outside of the United States provided that such public offering in terms of price, offering proceeds and regulatory approval is reasonably equivalent to a United States public offering), resulting in at least $45,000,000 of gross proceeds, net of the underwriting discount and commissions, to the Corporation; provided, that the Common Stock been listed for trading on a “national securities exchange” registered with the U.S. Securities and Exchange Commission under Section 6 of the Securities Exchange Act of 1934, as amended, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of (1) a majority of the then outstanding shares of Series B Preferred Stock, (2) a majority of the then outstanding shares of Series C Preferred Stock, and (3) at least 60% of the then outstanding shares of Series D Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock and Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates

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surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be, accordingly.

6. Redemption. The Preferred Stock is not redeemable except in accordance with the Deemed Liquidation provisions in Subsection 2.3.2(b).

7. Redeemed or Otherwise Acquired Shares. Any shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be, that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be, following redemption.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series E Preferred Stock set forth herein may be waived on behalf of all holders of Series E Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series E Preferred Stock then outstanding. Except for matters set forth herein requiring the vote or consent of the holders of a majority of the Series D Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, or the holders of at least 60% of the then outstanding shares of Series D Preferred Stock, any of the rights, powers, preferences and other terms of the Series D Preferred Stock set forth herein may be waived on behalf of all holders of Series D Preferred Stock by the affirmative, written consent or vote of the holders of at least a majority of Series D Preferred Stock then outstanding. Except for matters set forth herein requiring the vote or consent of the holders of a majority of the Series D Preferred Stock and Series C Preferred Stock, voting together as a single class on an

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as-converted to Common Stock basis, any of the rights, powers, preferences and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative written consent or vote of the holders of at least 60% of the shares of Series C Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms of the Series A-1 Preferred Stock set forth herein may be waived on behalf of all holders of Series A-1 Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series A-1 Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, as the case may be, shall be deemed given (A) if in the United States, via United States mail, postage prepaid and addressed to each holder of record at his address appearing on the books of this corporation when received, (B) if outside the United States, via United States mail, postage prepaid and addressed to each holder of record at his address appearing on the books of this corporation when received or (C) by electronic communication in compliance with the provisions of the General Corporation Law, upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

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Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Corporation and (ii) those opportunities demonstrated by the Corporation to have been presented to such officers, directors or stockholders expressly as a result of their activities as a director, officer or stockholder of the Corporation. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities to which such officer, director or stockholder becomes aware prior to such amendment or repeal.

TWELTH: In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this      day of             , 2015.

Stephen T. Isaacs, President

EXHIBIT B

Confidential Information and Inventions Assignment and Non-Solicitation Agreement

Aduro BioTech, Inc.

Proprietary Information And Inventions Agreement

In consideration of my employment or continued employment by Aduro BioTech, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. Recognition of Company’s Rights; Nondisclosure. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Board of Directors of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, mask work rights, trade secret rights and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith.

The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, cell lines, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Company.

2. Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

3. Assignment of Inventions.

(a) I hereby assign to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.

(b) I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by

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copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). Inventions assigned to or as directed by the Company by this paragraph 3 are hereinafter referred to as “Company Inventions.”

4. Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5. Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions. In addition, after termination of my employment, I will disclose all patent applications filed by me within a year after termination of employment.

6. Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all Inventions have been listed for that reason.

7. Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company except as noted on my Employment Agreement, and for the period of my employment by the Company and for two (2) years after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company per the terms of my Employment Agreement.

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8. No Improper Use of Materials. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

9. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

10. Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, molecules, cells and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement for technical and management personnel.

11. Equal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

13. General Provisions.

(a) Governing Law. This Agreement will be governed by and construed according to the laws of the State of California.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

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(c) Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

(g) Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

(h) Effectiveness. This Agreement shall be effective as of the first day of my employment with the Company.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

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I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated as of            , 2012

(Date of First Employment)

Signature of Employee

Printed Name of Employee

Address of Employee

ACCEPTED AND AGREED TO:

Aduro BioTech, Inc.

By:
Stephen Isaacs, Chairman & CEO

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